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                                                                   Exhibit 99.1



WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE
                                                 CONTACT:  ROBERT C. WHITE, CEO
NOVEMBER 01, 2004                                          (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                           ANNOUNCES YEAR-END RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $1.09 million or $0.94 per share for the year ended September 30, 2004, compared to earnings of $1.15 million or $1.00 per share in 2003. Earnings for the current quarter were reported at $311,000 or $0.27 per share versus $257,000 or $0.22 per share for the fourth quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the year end and fourth quarter results were in line with the Company's expectations. He pointed out that the Company seeks to control its interest rate risk by ensuring that its loan and investment portfolios are relatively short in duration or have immediate re-pricing capability. In doing so, the Company believes it has sacrificed possible higher earnings in the short run for longer-term earnings stability when interest rates begin to rise. As expected, the Company's interest rate margins rose during the current quarter after the Federal Reserve moved short-term rates higher in three separate 25 basis point hikes during the September quarter end. The Company's net interest margin was 3.80% during the current quarter compared to a margin of 3.23% for the same quarter a year earlier.

The Company's loan portfolio grew by 18% during the current year, with growth in construction lending leading the way. Much of the growth is due to our community's close proximity to Raleigh and the Research Triangle Park. As a result, construction of new homes in the Wake Forest area has continued to expand.

The Company had previously announced a quarterly dividend of $0.14 per share for shareholders of record as of September 30, 2004, payable on October 11, 2004. The current dividend represents the 34th consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.26% and its efficiency ratio was 39.97% for the current year. Total assets of the Company amounted to $87.6 million at September 30, 2004. Total net loans receivable and deposits outstanding at September 30, 2004 amounted to $79.2 million and $69.9 million, respectively.

Wake Forest Bancshares, Inc. has 1,149,792 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.